Post-Effective Amendment No. 21 to
                                                         SEC File No. 70-7727




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM U-1
                                APPLICATION UNDER
             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                                GPU, INC. ("GPU")
                               310 Madison Avenue
                          Morristown, New Jersey 07962

                  GPU INTERNATIONAL, INC. ("GPU International")
                One Upper Pond Road, Parsippany, New Jersey 07054


                    (Names of companies filing this statement
                       and addresses of principal offices)

                                    GPU, INC.
                     (Name of top registered holding company
                            parent of the applicants)


M.A. Nalewako, Secretary                        Douglas E. Davidson, Esq.
M. J. Connolly, Esq.,                           Berlack, Israels & Liberman LLP
Assistant General Counsel                       120 West 45th Street
GPU Service Corporation                         New York, New York  10036
100 Interpace Parkway
Parsippany, New Jersey  07054

W. S. Greengrove, Secretary
GPU International, Inc.
One Upper Pond Road
Parsippany, New Jersey  07054


                   (Names and addresses of agents for service)



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         GPU  and  GPU  International   hereby   post-effectively   amend  their

Application on Form U-1, docketed in SEC File No. 70-7727, as follows:

         1.       By amending paragraph H of Post-Effective Amendment No.

20 to read in its entirety as follows:


         H.  Rule 53  Analysis  (i) As  described  below,  GPU  meets all of the conditions of Rule 53, except for Rule 53(a)(1). By Order dated November 5, 1997

(HCAR No.  35-26773)  (the  "100%  Order"),  the  Commission  authorized  GPU to increase to 100% of average consolidated  retained earnings,  as defined in Rule

53, the aggregate amount which it may invest in EWGs and FUCOs. At September 30,

1997, GPU's average  consolidated  retained  earnings was  approximately  $2,164 million,  and at November 6, 1997 (after  giving  effect to the  acquisition  of

PowerNet   Victoria)   GPU's   aggregate   investment  in  EWGs  and  FUCOs  was

approximately $1,430 million, or 66% of average consolidated  retained earnings.

Accordingly,  under the 100%  Order,  GPU may  invest up to an  additional  $734 million  in EWGs and  FUCOs.  GPU will not  utilize  the $500  million  guaranty authorization requested herein for purposes of guaranteeing  investments in EWGs or FUCOs (or any other  authorization  under Rule 53 which would  increase GPU's aggregate  investment  in EWGs and FUCOs) if it would result in GPU's  aggregate investment  exceeding the limitation set forth in the 100% Order,  without prior

Commission authorization.

         (ii) GPU maintains  books and records to identify  investments  in, and earnings from, each EWG and FUCO in which it directly or indirectly

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         holds an interest.


                  (A) For each  United  States  EWG in  which  GPU  directly  or indirectly holds an interest:

             (1)  the  books  and  records  for  such  EWG  will be kept in conformity with United States  generally  accepted  accounting principles  ("GAAP");

             (2)  the  financial  statements  will be prepared in accordance with the GAAP; and

             (3)  GPU directly or through its subsidiaries  undertakes to provide the Commission access to such books and records and financial  statements as  the Commission  may request.

             (B) For each FUCO or foreign EWG  which is a majority

         owned subsidiary of GPU:

             (1) the books and records for such  subsidiary will be kept in accordance  with GAAP;

             (2) the financial  statements for such subsidiary will be prepared in accordance  with GAAP; and

             (3) GPU directly or through its subsidiaries undertakes to provide the Commission  access to such books and records and financial statements,  or copies  thereof in English,  as the Commission may  request.

             (C) For each FUCO or  foreign  EWG in which GPU owns 50% or  less of  the  voting  securities,  GPU  directly  or  through  its subsidiaries will proceed in good faith, to the extent reasonable under the circumstances, to cause (1) such entity


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            to maintain  books and records in accordance  with GAAP;

            (2) the financial   statements  of  such  entity  to  be  prepared

            in  accordance with GAAP; and

            (3) access by the Commission to such  books and records and financial statements (or copies thereof) in English as the

            Commission  may request  and, in any event,  GPU will  provide  the

            Commission  on request  copies of such materials as are made available to GPU and its  subsidiaries.  If and to the  extent  that such  entity's  books,  records or financial  statements  are not maintained in accordance  with  GAAP, GPU will, upon request of the

            Commission,  describe and quantify  each  material  variation therefrom  as  and to the extent required by subparagraphs

            (a) (2) (iii) (A) and (a) (2) (iii) (B) of Rule 53.

         (iii)  No more than 2% of GPU's domestic public utility

         subsidiary employees will render any services, directly or indirectly,  to any EWG and FUCO in which GPU  directly  or  indirectly holds an interest.  (iv) Copies of this  Post-Effective  Amendment  are being  provided  to the New Jersey  Board of Public  Utilities  and the

         Pennsylvania  Public  Utility  Commission,  the only federal,  state or local regulatory  agencies having jurisdiction over the retail rates of

         GPU's electric utility subsidiaries.(1)


------------------------
1 Pennsylvania electric Company ("Penelec") is also subject to retail rate regulation by the New York Public Service Commission with respect to retail service to approximately 11,300 customers in Waverly, New York served by Waverly electric Power & Light Company, a penelec subsidiary. Waverly electric's revenues are immaterial, accounting for less than 1% of Penelec's total operating revenues.

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         In addition, GPU will submit to each such commission copies of any Rule

         24  certificates  required  hereunder,  as  well as a copy of Item 9 of

         GPU's Form U5S and Exhibits H and I thereof  (commencing  with the Form

         U5S to be filed for the calendar year in which the authorization herein requested is granted).  (v) None of the  provisions of paragraph (b) of

         Rule 53 render  paragraph (a) of that Rule unavailable for the proposed transactions.

                  (A)  Neither GPU nor any  subsidiary  of GPU is the subject of any pending bankruptcy or similar proceeding.

                  (B) GPU's average consolidated  retained earnings for the four

         most  recent   quarterly   periods   (approximately   $2,164   million)

         represented  an  increase of  approximately  $22 million in the average consolidated  retained earnings for the previous four quarterly periods

         (approximately $2,142 million).

                  (C) GPU did not incur operating losses from direct or indirect investments in EWGs and FUCOs in 1996 in excess of 5% of GPU's December

         31, 1996 consolidated retained earnings.


                  Rule 54 Analysis.  The proposed transactions also contemplate,

among other  things,  the issuance by GPU of  Guarantees  which do not relate to

EWGs and FUCOs (the "Other Transactions").  Accordingly,  the Other Transactions

are subject to Rule 54, which provides  that, in determining  whether to approve an application  which does not relate to any EWG or FUCO,  the Commission  shall not  consider  the effect of the  capitalization  or earnings of any such EWG or

FUCO which is a subsidiary of a registered holding company

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if the requirements of Rule 53 (a), (b) and (c) are satisfied.

         As described above, GPU meets all the conditions of Rule 53(a),  except for clause (1).  With respect to clause (1), the  Commission  determined  in the

100% Order that GPU's  financing of  investments  in EWGs and FUCOs in an amount greater than 50% of GPU's average  consolidated  retained  earnings as otherwise permitted  by Rule  53(a)(1)  would not have either of the  adverse  effects set forth in Rule 53(c).


         Moreover,  even if the effect of the  capitalization  and  earnings  of subsidiary EWGs and FUCOs were considered,  there is no basis for the Commission to  withhold  or deny  approval  for the  Other  Transactions  proposed  in this

Application. The Other Transactions would not, by themselves, or even considered in  conjunction  with the effect of the  capitalization  and  earnings  of GPU's subsidiary  EWGs and FUCOs,  have a  material  adverse  effect on the  financial integrity  of the GPU  system,  or an  adverse  impact on GPU's  public  utility subsidiaries,  their customers,  or the ability of State  commissions to protect such public utility customers.


         The 100% Order was  predicated,  in part,  upon the assessment of GPU's overall financial condition which took into account,  among other factors, GPU's consolidated  capitalization ratio and the recent growth trend in GPU's retained earnings.  As of June 30,  1997,  the most  recent  period  for which  financial statement information was evaluated in the 100% Order, GPU's consolidated

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capitalization consisted of 49.2% equity and 50.8% debt. As previously reported,

on November 6, 1997,  GPU acquired  PowerNet  Victoria.  GPU's June 30, 1997 pro forma capitalization,  reflecting the PowerNet  acquisition,  was 60.7% debt and

39.3% equity.


         GPU's September 30, 1997 consolidated  capitalization consists of 49.5%

debt and 50.5%  equity,  and GPU's pro  forma  capitalization  as of such  date,

giving effect to the PowerNet acquisition, is 59.9% debt and 40.1% equity. Thus,

since the date of the 100%  Order,  there has been no  material  change in GPU's consolidated  capitalization  ratio,  which remains within acceptable ranges and

limits  as  evidenced  by  the  credit   ratings  of  GPU's   electric   utility

subsidiaries.(2)


         The GPU guaranty authorization  requested herein is for an extension of the period during which GPU may issue  Guarantees,  which  authorization  was in effect at the time of the issuance of the 100% Order.  Furthermore,  inasmuch as such  authorization  relates  to  Guarantees  (which are not  recorded  on GPU's balance  sheet),  the  proposed  transactions  are not  expected to affect GPU's capitalization  ratio.  In the event that GPU is required to make payment  under any such Guarantee, GPU anticipates that, depending on the amount which it


----------------------
2 The debt ratings of GPU's electric utility subsidiaries have not changed since the issuance of the 100% Order.


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may be required to fund at any particular  time, it would use a combination of debt, equity and/or internally generated funds.(3)


         GPU's consolidated retained earnings grew on average approximately 4.7%

per year from 1991 through 1996.  Earnings  attributable to GPU's investments in

EWGs and FUCOs have contributed positively to consolidated  earnings,  excluding the impact of the windfall profits tax on the Midlands plc investment.(4)


         Accordingly,  since the date of the 100% Order, the  capitalization and earnings  attributable  to GPU's  investments in EWGs and FUCOs have not had any adverse  impact on GPU's  financial  integrity.  In  addition,  inasmuch  as the authorization  requested herein relates to Guarantees (which are not recorded on

GPU's income  statement),  the proposed  transactions are not expected to impact

GPU's earnings.


         Reference  is made to Exhibit H filed  herewith  which sets forth GPU's consolidated capitalization at September 30, 1997 and after giving effect to the transactions proposed herein.



------------------------
3 GPU is not herein requesting authorization to issue any such debt or equity. The impact of any such new issuance will be addressed in filings with the SEC requesting such authorization. 4 As discussed in the 100% Order, GPU expects to incur a loss for 1997 from its investments in EWGs and FUCPs as a result of the windfall profits tax imposed on Midlands Electricity, plc.

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         2. By amending  paragraph I of Post-Effective  Amendment No. 20 thereof to read in its entirety as follows:


                  The estimated fees,  commissions  and expenses  expected to be incurred in connection with the proposed transactions are as follows:

         Legal Fees:

                  Berlack, Israels & Liberman LLP                  $ 5,000

                  Ballard Spahr Andrews & Ingersoll                    500

         Miscellaneous                                               4,500

         TOTAL                                                     $10,000


         3. By filing the following exhibits and financial  statements in Item 6 thereof:

                  Exhibits

                  F-1(e) -        Opinion of Berlack, Israels & Liberman LLP.

                  F-2(c) -        Opinion of Ballard Spahr Andrews & Ingersoll.

                  H      -        GPU  Capitalization  as at  September  30,

                                  1997 and Pro Forma Adjustments.


                  Financial Statements

                  1      -        GPU and GPU International Financial Statements

                                  are omitted since the proposed transactions

                                  will not have a material impact thereon.


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                                    SIGNATURE


     Pursuant to the requirements of the Public Utility Holding

Company Act of 1935, the  undersigned  companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.





Dated: December 17, 1997                   GPU, INC.





                                           By:
                                                   T.G. Howson
                                                   Vice President and Treasurer

                                                   GPU INTERNATIONAL, INC.





                                           By:
                                                   B.L. Levy
                                                   President